Exhibit 99.3

	Cash Trading and Listings
	Quarterly 2009 Data

	Three Months Ended
$ in millions	March 31	June 30	September 30	December 31	Total
Revenues
Transaction and Clearing Fees	$648	$741	$628	$565	$2,582
Market Data	59	57	56	49	221
Listing	100	101	100	106	407
Technology Services	—	—	—	—	—
Other Revenue	55	41	48	44	188

Total Revenue	862	940	832	764	3,398

Transaction-based Expenses:
Section 31 Fees	30	126	115	117	388
Liquidity Payments, Routing & Clearing	465	464	381	313	1,623

Total Revenue, Less Transaction-based Expenses	367	350	336	334	1,387

Merger Expenses & Exit Costs (M&E)	12	62	6	24	104
Other Operating Expenses	221	215	215	216	867

Operating Income — GAAP	$134	$73	$115	$94	$416

Operating Income — Excluding M&E	$146	$135	$121	$118	$520

Operating Margin — Excluding M&E	40%	39%	36%	35%	37%
Certain items in the table above have been reclassified to conform to the anticipated presentation in our 2010 results of operations. To supplement NYSE Euronext’s consolidated financial statements prepared in accordance with GAAP and to better reflect period-over-period comparisons, NYSE Euronext uses non-GAAP financial measures of performance, financial position or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure, calculated and presented in accordance with GAAP. Non-GAAP financial measures do not replace and are not superior to the presentation of GAAP financial results, but are provided to (i) present the effects of certain merger expenses, exit costs and other special items and (ii) improve overall understanding of NYSE Euronext’s current financial performance and its prospects for the future. Specifically, NYSE Euronext believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to financial condition and operating results. In addition, management uses these measures for reviewing financial results and evaluating financial performance. The non-GAAP adjustments for all periods presented are based upon information and assumptions available as of the date of this filing.